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                                                                    Exhibit 99.1
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[CAPITAL ONE LOGO]

CAPITAL ONE FINANCIAL CORPORATION
2980 Fairview Park Drive
Suite 1400
Falls Church, VA 22042-4525


FOR IMMEDIATE RELEASE    Contact:  Paul Paquin         Diana Sun
-----------------------            Investor Relations  Corporate Communications
December 7, 1998                   703-205-1039        703-205-1184


                CAPITAL ONE CFO JAMES M. ZINN TO LEAVE COMPANY
                      Senior VP David M. Willey Promoted

FALLS CHURCH, VA., December 7, 1998 --- Capital One Financial Corporation [NYSE:COF] today announced that James M. Zinn, Senior Vice President and Chief Financial Officer, has decided to leave the Company, effective January 31, 1999.

     Mr. Zinn's departure comes after more than four years as the Company's initial CFO and as a member of the team that built one of the industry's leading financial organizations. Mr. Zinn has decided to change course and expand his horizons to look for a new opportunity to lead another growing organization.

     "Jim Zinn has made many significant contributions to Capital One since our initial public offering (IPO) four years ago. Our Company enjoys tremendous financial strengths," said Richard D. Fairbank, Chairman and Chief Executive Officer. "Jim felt it was time for a career change and has been working during recent months to ensure a smooth transition. We will truly miss Jim and wish him well in his new endeavors."

     President and Chief Operating Officer Nigel Morris echoed Mr. Fairbank, saying, "Jim has been an important part of our team for more than four years.
In that time, our market capitalization has increased seven-fold -- from $1 billion to more than $7 billion. We are sad about Jim's decision but we support his desire to seek new personal and professional challenges."
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     "The last four years have been exhilarating and personally rewarding,"
commented Mr. Zinn. "The people of Capital One are among the brightest and nicest men and women I've ever worked with. It's always difficult to say goodbye to valued colleagues, but it's time for me to take on a new adventure."

     The Company has engaged SpencerStuart to search for a new Chief Financial Officer and expects to consider external and internal candidates. "The purpose of our external search is to ascertain the availability of skills complementary to our own," said Mr. Fairbank.

     The Company also announced it has promoted David M. Willey, Senior Vice President and Treasurer, to his new position of Senior Vice President, Finance & Accounting. In his new role, Mr. Willey assumes responsibility for all of the Company's financial functions, in addition to the Treasury functions.

     "Dave has been an important part of Capital One since our early days 10 years ago," commented Mr. Fairbank. "And since our IPO, Dave has been a key member of our senior executive team, helping to drive our company strategy. He's also the architect of our innovative funding programs. In recent months, Jim and Dave have been working together very closely to ensure a seamless hand-off."

     Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 14.9 million customers and $16.3 billion in managed loans outstanding as of September 30, 1998, and are among the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 Index.

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